THE SOMERSET GROUP, INC.     CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)                                       Three Months Ended
                                                   March 31,
                                                      2000         1999
Cash flows from operating activities:

  Net income                                       $1,673,000   $1,291,000
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization                     133,000       72,000
    Deferred income taxes                             304,000      237,000
    Equity in earnings of First Indiana Corp       (1,209,000)  (1,006,000)
    Dividends received from First Indiana Corp        386,000      359,000
    Changes in operating assets and liabilities:
       Trade accounts, notes, and  receivables     (1,872,000)  (1,501,000)
       Prepaid expenses                               (17,000)     (37,000)
       Accounts payable and accrued expenses         (242,000)     417,000
       Accrued and refundable income taxes            524,000      432,000
                                                    ---------     --------
Net cash (used) provided by operating activities     (320,000)     264,000

Cash flows from investing activities:
     Purchase of office furniture and equipment      (127,000)    (199,000)
     (Increase) decrease in other assets               (3,000)     175,000
     Decrease in short-term investments                  ---       786,000
                                                     --------     --------
Net cash provided (used) by investing activities     (130,000)     762,000

Cash flows from financing activities:
     Proceeds from sale of common stock                92,000       25,000
     Purchase of common stock                         (49,000)    (677,000)
     Cash dividends paid                             (308,000)    (288,000)
                                                      -------      -------
Net cash used by financing activities                (265,000)    (940,000)

(Decrease) increase in cash and cash equivalents     (712,000)      86,000

Cash and cash equivalents at beginning of period    1,043,000      526,000
                                                    ---------      -------
Cash and cash equivalents at end of period           $331,000     $612,000
                                                      =======      =======

See accompanying Notes to Consolidated Financial Statements.

                                              -4-